Exhibit 99.1

Contacts:

At Cambridge Heart:	Media:	Investor Relations:
Vincenzo LiCausi	KOGS Communication	Allen & Caron
Chief Financial Officer	Edna Kaplan	Matt H. Clawson
(978) 654-7600 x 6645	(781) 639-1910	(949) 474-4300
vincenzol@cambridgeheart.com	kaplan@kogspr.com	matt@allencaron.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THIRD

QUARTER 2009

Tewksbury, Mass., November 16, 2009 – Cambridge Heart, Inc. (OTCBB-CAMH), today reported results for its third quarter ended September 30, 2009. The following financial and strategic items highlight the Company’s activity for the third quarter.

Revenue for the three and nine months ended September 30, 2009 was $798,000 and $2,427,000, respectively. Sequentially, domestic sales and placements of the Heartwave II system remained relatively stable at 16 units, compared to 15 in the second quarter of 2009.

In June 2009, the Company entered into a non-exclusive development, supply and distribution agreement with Cardiac Science Corporation, a leading U.S. stress manufacturer, to develop an OEM MTWA Module to be integrated with Cardiac Science’s stress systems. On November 12, 2009, the Company reported that it has completed the prototype development of the module, which is now subject to industry standard validation and verification processes, and regulatory approval. The Company expects the Module to be ready for launch between the first and the third quarter of 2010.

The Company continues to explore additional development and distribution opportunities.

Commenting on the results of the quarter, Cambridge Heart CEO Ali Haghighi-Mood said, “Revenue remained level during a period when buying patterns in the healthcare industry continue to be impacted by the economy and uncertainty surrounding healthcare. It is the same set of factors that makes us especially encouraged about our prospects as we move forward with augmenting our business and selling model with our new OEM program.”

Mr. Haghighi-Mood added, “I’m pleased with the progress that has been made in collaboration with our partner, Cardiac Science, on the OEM MTWA Module development. We look forward to the launch of this product as part of our mission to make MTWA testing more accessible in the general cardiology space, where 10 – 12 million high risk cardiac patients undergo routine clinical evaluations.”

Financial Results for the three and nine months ended September 30, 2009

Total revenue for the three months ended September 30, 2009 was $798,000, a decrease of 29% from total revenue of $1,122,000 reported during the same period of 2008. On a sequential basis, total revenue remained relatively flat, increasing $5,000, or 1%, from total revenue of $793,000 for the quarter ended June 30, 2009. Revenue from the sale of Alternans equipment and sensors in the U.S. for the three months ended September 30, 2009 was $450,000, a decrease of 44% compared to the same period in 2008. Sequentially, domestic sales and placements of the Heartwave II system were 16 for the third quarter, compared to 15 systems in the second quarter of 2009. Total revenue for the nine months ended September 30, 2009 was $2,427,000, a decrease of 25% compared to total revenue of $3,227,000 reported for the same period last year. Revenue from the sale of Alternans equipment and sensors in the U.S. for the nine months ended September 30, 2009 was $1,503,000, a decrease of 34% compared to the same period in 2008. The decrease in revenue for the nine month period was primarily due to fewer sales of Heartwave II in the U.S.

Cost of sales for the third quarter of 2009 was $456,000 compared to $597,000 in the same period in 2008. Gross margin as a percent of revenue for the third quarter in 2009 was 43% compared to 47% for the same period last year. Cost of sales for the nine months ended September 30, 2009 and 2008 was $1,411,000 and $1,682,000, respectively. Gross margin as a percent of revenue for the nine months ended September 20, 2009 and 2008 was 42% and 48%, respectively. The decrease in gross margin as a percent of revenue is primarily attributable to the lower sales volume relative to our fixed manufacturing overhead costs.

Selling, general and administrative expenses for the three month period ended September 30, 2009 were $1,932,000, a decrease of $630,000, or 25%, compared to the third quarter of 2008. For the nine month period ended September 30, 2009, selling, general and administrative expenses were $6,383,000, a decrease of $2,104,000, or 25%, compared to the same period last year. The decrease in selling expense from the 2008 periods was primarily driven by lower selling expenses as a result of expense reductions implemented at the end of the first quarter of 2009 and lower sales of commissionable products. Also, the 2008 periods included commission costs related to the co-marketing agreement with St. Jude Medical, which are no longer recurring. General and administrative expenses were also lower compared to the 2008 periods due to lower non-cash stock based compensation and lower legal and consultative expenses.

The operating loss for the third quarter of 2009 was $1,681,000, compared to an operating loss of $2,141,000 for the same period in the prior year. The net loss for the 2009 third quarter was $1,681,000, or $0.03 per share, compared to a net loss of $2,107,000, or $0.03 per share, in the comparable 2008 period. The operating loss for the nine months ended September 30, 2009 was $5,625,000 compared to an operating loss of $7,335,000 for the same period in the prior year. The net loss for the nine-month period was $5,616,000, or $0.09 per share, compared to a net loss of $7,049,000, or $0.11 per share, in the comparable 2008 period. Included in the operating loss for the three and nine-month periods in 2009 and 2008 was $497,000 and $480,000, and $1,507,000 and $1,953,000, respectively, of non-cash stock-based compensation expense, which relate to previously granted stock options and restricted stock awards.

The Company’s cash used by operations for the three and nine months ended September 30, 2009 was $1,222,000 and $3,602,000, compared to $1,667,000 and $3,906,000, respectively, for the same periods in 2008. The decrease in cash use for the nine-month period in 2009 compared to 2008 is primarily attributable to the expense reduction initiative implemented in March 2009. The initiative included a 33% reduction in headcount, which impacted all of our operational areas, including a restructuring of the direct sales organization to improve cost effectiveness. The Company ended the third quarter of 2009 with unrestricted cash and cash equivalents of $2,595,000.

The Company currently has a total of 69.1 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series A preferred stock and Series C preferred stock. In addition, there are options and warrants outstanding to purchase 5.9 million common equivalent shares, bringing the fully diluted share count to 75.0 million common equivalent shares.

Questions can be directed to the Company’s management or its investor relations agent at the contact numbers or email addresses noted above.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB.

http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and include statements about our development of an OEM MTWA Module and our development and distribution agreement with Cardiac Science Corporation. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
	(unaudited)		(unaudited)

Revenue	$1,122,497	$798,345	$3,226,546	$2,426,957

Cost of goods sold	597,006	455,968	1,682,170	1,411,469

Gross profit	$525,491	$342,377	$1,544,376	$1,015,488

Costs and expenses
Research and development	104,955	91,561	392,701	258,248
Selling, general and administrative	2,561,817	1,931,878	8,486,204	6,382,657

Total operating expenses	$2,666,772	$2,023,439	$8,878,905	$6,640,905

Loss from operations	$(2,141,281)	$(1,681,062)	$(7,334,529)	$(5,625,417)

Interest income	59,382	1,217	310,544	14,913
Interest expense	(25,123)	(1,596)	(25,123)	(5,197)

Net loss	$(2,107,022)	$(1,681,441)	$(7,049,108)	$(5,615,701)

Net loss attributable to common shareholders	$(2,107,022)	$(1,681,441)	$(7,049,108)	$(5,615,701)

Net loss per common share - basic and diluted	$(0.03)	$(0.03)	$(0.11)	$(0.09)

Weighted average shares outstanding - basic and diluted	64,545,390	64,602,186	64,574,235	64,563,033

Balance Sheet	December 31, 2008	September 30, 2009
	(unaudited)
Assets
Cash and cash equivalents	$6,207,074	$2,594,731
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	766,879	571,389
Inventory	1,455,330	1,349,165
Other prepaid assets	123,080	154,937

Total current assets	8,652,363	4,770,222

Fixed assets, net	358,434	246,446
Restricted cash, net of current portion	400,000	400,000
Other assets	47,845	44,691

Total assets	$9,458,642	$5,461,359

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,750,700	$1,870,511
Debt, current portion	11,135	12,916

Total current liabilities	1,761,835	1,883,427
Debt, long-term portion	27,121	17,199

Total liabilities	1,788,956	1,900,626

Convertible preferred stock	11,678,244	11,678,244

Stockholders’ deficit
Common stock	65,017	64,910
Additional paid-in-capital	84,570,518	86,077,373
Accumulated deficit	(88,644,093)	(94,259,794)

Total stockholders’ deficit	(4,008,558)	(8,117,511)

Total liabilities and stockholders’ deficit	$9,458,642	$5,461,359

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